Exhibit 99.1

news release

February 24, 2010	For Immediate Release

Employers Holdings, Inc. Reports Fourth Quarter and Full
Year Earnings and Declares First Quarter Dividend

Key Highlights

•	Increased net premiums earned by 22.9% in the full year with a decline of 15.2% in the fourth quarter as unemployment and competitive pressures continued

•	Continued positive net rate trend in California in the fourth quarter with little change in policy count

•	Filed to increase rates in California an additional 3% effective March 15, 2010

•	Increased fourth quarter pre-tax income 8.4% over the prior year’s quarter

•	Completed integration of AmCOMP with claims and underwriting systems combined in January, 2010

•	Continued to consolidate operations where cost-effective

•	Released prior accident year reserves of $11.8 million in the fourth quarter and $51.4 million in the full year

•	Maintained fair market value of $2.0 billion portfolio with a tax equivalent yield of 5.6% and a pre-tax yield of 4.5%

•	Increased book value per share 18.6% to $20.67 since December 31, 2008

Reno, Nevada—February 24, 2010—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported fourth quarter net income of $11.3 million or $0.26 per share compared with $15.9 million or $0.32 per share in the fourth quarter of 2008, a decrease of $4.6 million in net income or $0.06 per share. Pre-tax income in the fourth quarter increased to $13.8 million in 2009 compared to $12.8 million in 2008. Tax benefits related to the favorable development of pre-privatization reserves drove the resulting higher net income after tax in the fourth quarter of 2008.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company’s non-GAAP measure described below) was $6.6 million or $0.15 per share in the fourth quarter of 2009 and $11.3 million or $0.23 per share in the fourth quarter of 2008.

Net income for the full year 2009 was $83.0 million or $1.80 per diluted share compared with $101.8 million or $2.07 per share for the full year 2008.  Net income before the impact of the LPT deferred reinsurance gain was $65.0 million in 2009 or $1.41 per diluted share compared to $83.4 million or $1.69 per share in 2008.

The fourth quarter 2009 combined ratio was 106.5% (111.7% before the impact of the LPT deferred reinsurance gain), compared with 99.1% (103.4% before the impact of the LPT deferred reinsurance gain) for the fourth quarter of 2008, an increase of 7.4 percentage points. For the full year 2009, the combined ratio was 98.0% (102.5% before the impact of the LPT deferred reinsurance gain), an increase of 12.1 percentage points from 85.9% (91.5% before the impact of the LPT deferred reinsurance gain) for the same period in 2008.

President and Chief Executive Officer Douglas D. Dirks commented on the past year: “Reflecting on this past year, we are pleased that, despite these difficult times, we have benefitted from our now fully integrated acquired operations in terms of geographically diversified premium and increased human capital. Unlike some of our peers, we have continued to invest in the drivers of growth in our business, while returning 131.7% of 2009 earnings before the LPT to shareholders through share repurchases and dividends. In fact, since our IPO in early 2007, we have returned $195.8 million to shareholders through a combination of share repurchases and dividends, which represents approximately 80% of our post-IPO earnings before the LPT while growing GAAP stockholders’ equity by more than 60%.”

Dirks further commented on the results: “We generated earnings before the LPT of $6.6 million in the fourth quarter and $65.0 million in the year with a combined ratio before the LPT of 111.7% in the fourth quarter and 102.5% for the year. We recognize that our performance is short of our expectations for this business and we intend to actively manage our operations to improve these results. Growth in our top line continues to be pressured by higher levels of unemployment, declines in payrolls, competitive market conditions, and the impacts of our continued disciplined underwriting. On the bright side, in California, which at year-end represented nearly half of our business, we saw positive net rate in the last half of the year with little change in policy count. We will raise rates an additional 3% in California effective March 15, 2010.”

Dirks further remarked: “Our expense ratio in the quarter was pressured by declining premium. Our expenses, excluding integration costs of approximately $800,000, were generally flat in the fourth quarter. Although prior accident year reserve releases were lower in the fourth quarter of 2009 compared to 2008, our loss ratio continued to be better than historical industry averages.”

Commenting on the balance sheet, Dirks added: “We grew stockholders’ equity including the deferred reinsurance gain 4.2% since December 31, 2008 while returning $85.6 million to our shareholders through share repurchases and dividends during the year. We grew book value per share 18.6% since December 31, 2008. Our invested assets of $2.0 billion yielded 5.6% on a tax equivalent basis at December 31, 2009 with a pre-tax net unrealized gain of $130.6 million at year-end 2009, an increase of $75.8 million over the prior year.”

Dirks concluded: “The pace of economic recovery still remains uncertain and we believe that employment will continue to be negatively impacted in the near-term. The Obama administration has renewed efforts to improve access to credit for small businesses and this may be an important step in supporting economic recovery and job creation. No matter what the pace of recovery, our strong capital position and earnings power will enable us to continue to invest in our business while maintaining a strong rating of A- from A.M. Best.”

Fourth Quarter 2009 Comparison to Fourth Quarter 2008

(Comparisons of fourth quarter financials for the year 2008 include two months – November and December – of reported data for acquired operations since the acquisition of AmCOMP Incorporated closed on October 31, 2008)

Net premiums earned were $90.0 million for the fourth quarter of 2009, a decrease of $16.1 million or 15.2% from the prior year’s fourth quarter.

Net investment income of $21.8 million for the fourth quarter of 2009 was stable relative to net investment income of $22.1 million in the fourth quarter of 2008. Realized losses on investments totaled $0.3 million compared with realized losses of $8.3 million in the fourth quarter of 2008 largely attributable to other-than-temporary impairments of $7.2 million in the fourth quarter of 2008.

Losses and LAE expense was $47.8 million, compared with $56.2 million in the fourth quarter of 2008 primarily as a result of lower premium. Before the impact of the LPT deferred reinsurance gain, loss and LAE expense was $52.4 million in the fourth quarter of 2009 and $60.7 million in the fourth quarter of 2008. Fourth quarter favorable prior accident year loss development was $11.8 million in 2009 compared with $18.4 million in 2008.

Commission expense was $10.5 million, $2.6 million lower than the same period in 2008. An LPT contingent profit commission of $0.9 million was recorded in the quarter. The ultimate contingent profit commission is estimated each quarter through June 30, 2024 and changes are included in commission expense in the period that the estimate is revised.

Dividends to policyholders were $1.5 million compared with $1.2 million in last year’s fourth quarter.

Underwriting and other operating expenses were $36.1 million in 2009 compared with $34.6 million in 2008, an increase of $1.5 million primarily as a result of non-recurring integration costs of $0.8 million.

Interest expense was $1.8 million in the fourth quarter of 2009. In the fourth quarter of 2009, we paid down $50 million of the Credit Facility with Wells Fargo.

Income tax expense increased to $2.6 million in 2009 compared to a tax benefit of $3.1 million in 2008. The tax benefit was related to the favorable development of non-taxable pre-privatization reserves. The effective tax rate in the quarter was 18.6%.

Full Year 2009 Comparison to Full Year 2008

 (Comparisons of full year financials for the year 2008 include two months – November and December – of reported data for acquired operations since the acquisition of AmCOMP Incorporated closed on October 31, 2008)

Net premiums earned of $404.2 million increased 22.9% from $328.9 million in the prior year.

Overall policy count decreased 3.2% to 44,154 at December 31, 2009 from 45,599 at December 31, 2008 with the largest decreases in Nevada and Florida. Nevada policy count decreased 21.1% to 4,119 from 5,221 at December 31, 2008. Florida policy count decreased 15.6% to 2,630 from 3,115 at December 31, 2008. In-force policy count grew in some states, partially offsetting the declines in Nevada and Florida. Policy count in

California was 27,812 at December 31, 2009 compared with 27,942 at December 31, 2008.

Net investment income in 2009 increased 15.9% to $90.5 million from $78.1 million in 2008. The average pre-tax and tax equivalent yields on invested assets were 4.5% and 5.6%, respectively, at December 31, 2009. Realized gains on investments were $0.8 million for the year compared with realized losses of $11.5 million in 2008. Realized gains were partially offset by other-than-temporary impairments of $1.9 million in the first two quarters of 2009.

Losses and LAE increased to $214.5 million from $136.5 million in 2008 primarily as a result of acquired operations. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $232.5 million and $154.9 million in 2009 and 2008, respectively. Current accident year loss estimates were 70.2% in 2009 and 68.9% in 2008. Favorable prior accident year loss development was $51.4 million in 2009 compared with $71.7 million in 2008.

Commission expense in 2009 decreased to $36.2 million from $43.6 million in 2008 largely due to a favorable $15.0 million increase in the LPT contingent profit commission.

Dividends to policyholders totaled $6.9 million in 2009.

Underwriting and other operating expenses in 2009 were $138.7 million compared with $101.2 million in 2008. The increase was largely due to one-time integration and restructuring expenses of $5.7 million and acquired operations. The Company achieved cost savings of approximately $12.0 million in 2009 as the result of the restructuring plan.

Interest expense on the Company’s Credit Facility with Wells Fargo and acquired surplus notes was $7.4 million in 2009.

Income taxes in 2009 were $9.3 million compared with $10.3 million in 2008, as a result of lower pre-tax income and the impact of non-taxable investment income. The effective tax rate was 10.1% in 2009.

Total invested assets were $2.0 billion at December 31, 2009. Our portfolio after-tax yield remained stable in 2009 at 5.6% as did our duration which at December 31, 2009 was 5.02. We are including a list of portfolio securities by CUSIP in the Calendar of Events, Fourth Quarter “Investors” section of our web site at www.employers.com.

As of December 31, 2009, total stockholders’ equity increased to $498.4 million from $444.7 million at December 31, 2008. Stockholders’ equity, including the deferred reinsurance gain related to the LPT, increased 4.2% to $887.0 million from $851.3 million at December 31, 2008.

Through the Company’s Stock Repurchase Program, 1,340,666 shares of common stock were repurchased in the fourth quarter of 2009 at an average price of $15.03 per share. In 2009, the Company repurchased an aggregate of 5,957,067 shares of common stock at an average cost of $12.52 per share. As of December 31, 2009, the Company has repurchased a total of 10,655,134 shares of common stock at an average price of $15.37 per share since the initial public offering in early 2007.

Book value per share increased 18.6% to $20.67 at December 31, 2009 from $17.43 at December 31, 2008.

The Board of Directors declared a first quarter 2010 dividend of six cents per share. The dividend is payable on March 24, 2010 to stockholders of record as of March 10, 2010.

Conference Call and Web Cast, Form 10-K

The Company will host a conference call Thursday, February 25, at 10:30 a.m. Pacific Time. The conference call will be available via a live web cast on the Company’s Web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 53229583. International callers may dial (617) 801-6888.

EHI expects to file its Form 10-K for the fiscal year ended December 31, 2009, with the Securities and Exchange Commission (“SEC”) on Thursday, February 25, 2010. The Form 10-K will be available without charge through the EDGAR system at the SEC's website and will also be posted on the Company's website, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement.   Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement.  Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement.   Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share.   Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and further deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, the integration of acquired operations (including the failure to realize anticipated benefits of such acquisitions and potential disruption from the acquisitions making it more difficult to maintain relationships with customers, employees, agents or producers), as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2010 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Income
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)
Revenues
Gross premiums written	$75,747	$90,988	$379,949	$318,392
Net premiums written	$72,198	$89,027	$368,290	$308,317
Net premiums earned	$90,026	$106,105	$404,247	$328,947
Net investment income	21,780	22,147	90,484	78,062
Realized (losses) gains on investments, net	(269)	(8,313)	791	(11,524)
Other income	25	138	413	1,293
Total revenues	111,562	120,077	495,935	396,778

Expenses
Losses and loss adjustment expenses	47,804	56,171	214,461	136,515
Commission expense	10,539	13,153	36,150	43,618
Dividends to policyholders	1,512	1,217	6,930	1,295
Underwriting and other operating expense	36,063	34,628	138,687	101,164
Interest expense	1,801	2,135	7,409	2,135
Total expenses	97,719	107,304	403,637	284,727

Net income before income taxes	13,843	12,773	92,298	112,051
Income taxes	2,579	(3,083)	9,277	10,266
Net income	$11,264	$15,856	$83,021	$101,785

Reconciliation of net income to net income before impact of deferred reinsurance gain - LPT Agreement
Net income	$11,264	$15,856	$83,021	$101,785
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,630	4,513	18,007	18,421
Net income before impact of deferred reinsurance gain – LPT Agreement	$6,634	$11,343	$65,014	$83,364

                  Employers Holdings, Inc
               Consolidated Statements of Income
                (in thousands, except share and per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)
Net Income	$11,264	$15,856	$83,021	$101,785

Earnings per common share
Basic	$0.26	$0.32	$1.81	$2.07
Diluted	$0.26	$0.32	$1.80	$2.07

Weighted average shares outstanding
Basic	43,721,812	48,854,073	45,953,868	49,217,829
Diluted	43,998,083	48,902,010	46,090,832	49,261,228

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)
Earnings per common share
Basic	$0.26	$0.32	$1.81	$2.07
Diluted	$0.26	$0.32	$1.80	$2.07

Earnings per common share attributable to the deferred reinsurance gain – LPT Agreement
Basic	$0.11	$0.09	$0.39	$0.38
Diluted	$0.11	$0.09	$0.39	$0.38

Earnings per common share before the deferred reinsurance gain – LPT Agreement
Basic	$0.15	$0.23	$1.42	$1.69
Diluted	$0.15	$0.23	$1.41	$1.69

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
	December 31,	December 31,
	2009	2008
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,859,074 at December 31, 2009 and $1,870,227 at December 31, 2008)	$1,960,292	$1,909,391
Equity securities at fair value (cost of $39,936 at December 31, 2009 and $43,014 at December 31, 2008)	69,268	58,526
Short-term investments at fair value (amortized cost of $74,952 at December 31, 2008)	—	75,024
Total investments	2,029,560	2,042,941

Cash and cash equivalents	191,572	202,893
Accrued investment income	23,055	24,201
Premiums receivable, less bad debt allowance of $9,879 at December 31, 2009 and $7,911 at December 31, 2008	119,976	150,502
Reinsurance recoverable for:
Paid losses	13,673	12,723
Unpaid losses, less allowance of $1,335 at each period	1,051,170	1,075,015
Funds held by or deposited with reinsureds	82,339	88,163
Deferred policy acquisition costs	33,695	41,521
Federal income taxes recoverable	4,092	11,042
Deferred income taxes, net	43,502	80,968
Property and equipment, net	13,059	14,098
Intangible assets, net	15,442	18,218
Goodwill	36,192	36,192
Other assets	19,326	26,621
Total assets	$3,676,653	$3,825,098

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,425,658	$2,506,478
Unearned premiums	158,577	196,695
Policyholders’ dividends accrued	7,958	8,737
Total claims and policy liabilities	2,592,193	2,711,910

Commissions and premium taxes payable	20,763	21,847
Accounts payable and accrued expenses	19,033	24,192
Deferred reinsurance gain–LPT Agreement	388,574	406,581
Notes payable	132,000	182,000
Other liabilities	25,691	33,840
Total liabilities	$3,178,254	$3,380,370

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(continued)

	December 31,	December 31,
	2009	2008

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,563,299 and 53,528,207 shares issued and 42,908,165 and 48,830,140 shares outstanding at December 31, 2009 and December 31, 2008, respectively	536	535
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	311,282	306,032
Retained earnings	266,491	194,509
Accumulated other comprehensive income, net	83,812	32,804
Treasury stock, at cost (10,655,134 shares at December 31, 2009 and 4,698,067 shares at December 31, 2008)	(163,722)	(89,152)
Total stockholders’ equity	498,399	444,728
Total liabilities and stockholders’ equity	$3,676,653	$3,825,098

	December 31,	December 31,
Book value per share	2009	2008
	(unaudited)
Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$498,399	$444,728
Deferred reinsurance gain – LPT Agreement	388,574	406,581
Total equity including deferred reinsurance gain – LPT Agreement (A)	$886,973	$851,309

Shares outstanding (B)	42,908,165	48,830,140

Book value per share (A * 1000) / B	$20.67	$17.43

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve months ended December 31,
	2009	2008

Operating activities
Net income	$83,021	$101,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,899	7,226
Stock-based compensation	5,366	3,161
Amortization of premium on investments, net	5,047	6,226
Allowance for doubtful accounts – premiums receivable	1,968	(705)
Allowance for doubtful accounts – unpaid reinsurance recoverable	—	27
Deferred income tax expense	10,991	4,503
Realized (gains) losses on investments, net	(791)	11,524
Realized losses on retirement of assets	69	22
Change in operating assets and liabilities, net of effect of acquisition:
Accrued investment income	1,146	(469)
Premiums receivable	28,558	27,341
Reinsurance recoverable on paid and unpaid losses	22,895	37,938
Funds held by or deposited with reinsureds	5,824	7,721
Federal income taxes	6,950	(20,672)
Unpaid losses and loss adjustment expenses	(80,820)	(71,980)
Unearned premiums	(38,118)	(24,476)
Accounts payable, accrued expenses and other liabilities	(13,188)	(3,660)
Deferred reinsurance gain–LPT Agreement	(18,007)	(18,421)
Other	9,941	223
Net cash provided by operating activities	40,751	67,314

Investing activities
Purchase of fixed maturities	(175,790)	(113,587)
Purchase of equity securities	(12,614)	(558)
Proceeds from sale of fixed maturities	85,541	42,467
Proceeds from sale of equity securities	20,634	4,010
Proceeds from maturities and redemptions of investments	170,278	105,424
Cash paid for acquisition, net of cash and cash equivalents acquired	(100)	(168,903)
Capital expenditures and other, net	(4,682)	(3,926)
Net cash provided by (used in) investing activities	83,267	(135,073)

Financing activities
Acquisition of treasury stock	(74,185)	(14,152)
Cash transactions related to stock-based compensation	(123)	—
Dividends paid to stockholders	(11,031)	(11,808)
Debt issuance costs	—	(375)
Proceeds from notes payable	—	150,000
Payments on notes payable	(50,000)	(2,678)
Other	—	(38)
Net cash (used in) provided by financing activities	(135,339)	120,949

Net (decrease) increase in cash and cash equivalents	(11,321)	53,190
Cash and cash equivalents at the beginning of the period	202,893	149,703
Cash and cash equivalents at the end of the period	$191,572	$202,893

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the Deferred Reinsurance Gain – LPT Agreement
(in thousands, except for percentages)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)

Net premiums earned	$90,026	$106,105	$404,247	$328,947

Losses and loss adjustment expenses	$47,804	$56,171	$214,461	$136,515
Loss & LAE ratio	53.1%	52.9%	53.1%	41.5%

Amortization of deferred reinsurance gain – LPT	$4,630	$4,513	$18,007	$18,421
Impact of LPT	5.1%	4.3%	4.5%	5.6%
Loss & LAE before impact of the deferred reinsurance gain – LPT Agreement	$52,434	$60,684	$232,468	$154,936
Loss & LAE ratio before impact of the deferred reinsurance gain – LPT Agreement	58.2%	57.2%	57.5%	47.1%

Commission (benefit) expense	$10,539	$13,153	$36,150	$43,618
Commission expense ratio	11.7%	12.4%	8.9%	13.3%
Dividends to policyholders	$1,512	$1,217	$6,930	$1,295
Policyholder dividend ratio	1.7%	1.1%	1.7%	0.4%

Underwriting & other operating expense	$36,063	$34,628	$138,687	$101,164
Underwriting & other operating expense ratio	40.1%	32.6%	34.3%	30.7%

Total expense	$95,918	$105,169	$396,228	$282,592
Combined ratio	106.5%	99.1%	98.0%	85.9%

Total expense before impact of the deferred reinsurance gain – LPT Agreement	$100,548	$109,682	$414,235	$301,013
Combined ratio before the impact of the deferred reinsurance gain – LPT Agreement	111.7%	103.4%	102.5%	91.5%